Exhibit 99.1

Clearwater Paper Reports Fourth Quarter and Full Year 2014 Results

SPOKANE, Wash.--(BUSINESS WIRE)--February 4, 2015--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the fourth quarter and full year of 2014.

The company reported net sales of $472.3 million for the fourth quarter of 2014, compared to net sales of $470.2 million for the fourth quarter of 2013. The net loss determined in accordance with generally accepted accounting principles, or GAAP, for the fourth quarter of 2014 was $27.2 million, or ($1.39) per diluted share, compared to net earnings of $82.9 million, or $3.87 per diluted share, for the fourth quarter of 2013. The 2014 fourth quarter GAAP net loss included an after-tax loss of $36.3 million associated with the divestiture of the company’s Consumer Products’ specialty mills, $2.0 million of after-tax intangible asset impairment, $1.3 million of after-tax expense associated with the mark-to-market impact of directors’ equity-based compensation and $2.5 million of after-tax expense associated with the closing of the company’s Thomaston, Georgia, and Long Island, New York, converting and distribution facilities. Excluding those items, fourth quarter 2014 adjusted net earnings were $15.0 million, or $0.77 per diluted share, compared to fourth quarter 2013 adjusted net earnings of $23.1 million, or $1.09 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $5.8 million for the fourth quarter of 2014. Adjusted EBITDA of $54.5 million was down 16.7% compared to fourth quarter 2013 Adjusted EBITDA of $65.4 million. The decrease in EBITDA and Adjusted EBITDA was due primarily to higher operating costs associated with fiber, transportation, energy and maintenance, more than offsetting increased average prices and volumes.

“Although we had our challenges, 2014 was a great year for Clearwater Paper and we achieved record revenues of $2 billion and generated a record level of Adjusted EBITDA totaling $239 million,” said Linda K. Massman, president and chief executive officer. “Our pulp and paperboard division set new records both operationally and financially, and with our Shelby facility fully operational, we shipped a record volume of TAD products.”

“We also took difficult but important steps to improve efficiency in our core consumer products business by divesting our specialty mills and closing our Long Island converting and distribution facility earlier in the year,” said Massman. “For 2015, our team remains focused on implementing efficiencies in every part of our business to improve EBITDA margin and exceed the requirements of our customers.”

On December 15, 2014, the company announced that the Board of Directors had approved a new stock repurchase program authorizing the repurchase of up to $100.0 million of the company’s common stock.

FOURTH QUARTER 2014 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $291.6 million for the fourth quarter of 2014, slightly higher than fourth quarter 2013 segment net sales of $282.1 million. This increase was primarily driven by increased TAD sales. Operating income for the quarter decreased to a loss of $30.7 million from operating income of $14.4 million in the prior year period, driven by a pre-tax loss of $40.2 million on the sale of the specialty mills and higher energy, packaging and transportation costs, which more than offset increased shipments. Adjusted EBITDA of $28.8 million for the fourth quarter of 2014, after adjusting the operating loss for the pre-tax loss of $40.2 million on the sale of the specialty mills, $3.9 million of costs related to the Thomaston and Long Island facility closures and depreciation and amortization expense of $15.5 million, was down $4.8 million from the same period in 2013.

  Total tissue sales volumes of 130,185 tons in the fourth quarter of 2014 were up 1.3% compared to the fourth quarter of 2013. Converted product cases shipped were 13.603 million, up 2.0% compared to the fourth quarter of 2013.
  Average net selling prices increased 1.9% to $2,237 per ton in the fourth quarter of 2014, compared to the fourth quarter of 2013, due to improved mix from increased TAD sales.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $180.7 million for the fourth quarter of 2014, down 3.9% compared to fourth quarter 2013 net sales of $188.0 million. The decrease was primarily due to a larger seasonal decline year over year. Operating income for the quarter decreased $9.0 million to $28.2 million, compared to $37.2 million for the fourth quarter of 2013, primarily due to lower shipments, higher chemical and fiber costs, and higher planned maintenance. Adjusted EBITDA of $38.5 million for the fourth quarter of 2014, after adjusting operating income for the $3.1 million intangible asset impairment and depreciation and amortization expense of $7.2 million, was down $4.8 million from the same period in 2013.

  Paperboard sales volumes decreased 6.5% to 176,467 tons in the fourth quarter of 2014, compared to 188,776 tons in the fourth quarter of 2013.
  Paperboard net selling prices increased 4.0% to $1,017 per ton compared to the fourth quarter of 2013 as a result of price increases implemented during 2014.

Taxes

The company’s GAAP tax rate for the fourth quarter of 2014 was an expense of 5.1% compared to a benefit of 206.5% in the fourth quarter of 2013. The benefit in 2013 was predominantly a result of the release of uncertain tax position reserves related to alternative fuel mixture tax credits. On an adjusted basis, the fourth quarter 2014 tax rate was approximately 34.2% compared to 26.6% for the fourth quarter of 2013 due primarily to additional credits recognized during the 2013 period. The company expects its annual GAAP and adjusted tax rates to be approximately 37% for 2015.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the 2014 and 2013, including adjusted net earnings, adjusted net earnings per diluted share, EBITDA, Adjusted EBITDA and adjusted operating income. Because these amounts are not in accordance with GAAP, reconciliations to operating income, net (loss) earnings and net (loss) earnings per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company believes are not indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information, which provide certain outlook information, will be available on the company’s website at http://ir.clearwaterpaper.com. A replay of today’s conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, as to operational efficiencies, improving EBITDA margin, customer commitments, return of capital and the company’s expected tax rate for 2015. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, competitive pricing pressures for our products, including as a result of increased capacity as additional manufacturing facilities are operated by our competitors; the loss of or changes in prices in regards to a significant customer; changes in transportation costs and disruptions in transportation services; manufacturing or operating disruptions, including IT system failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; changes in customer product preferences and competitors’ product offerings; increased supply and pricing pressures resulting from increasing Asian paper production capabilities; cyclical industry conditions; changes in expenses and required contributions associated with our pension plans; reliance on a limited number of third-party suppliers for raw materials; cyclical industry conditions; inability to successfully implement our operational efficiencies and expansion strategies; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company’s expectations.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				For the Years Ended
	December 31,				December 31,
	2014		2013		2014		2013
Net sales	$472,318	100%	$470,159	100%	$1,967,139	100%	$1,889,830	100%
Costs and expenses:
Cost of sales	(413,643)	88%	(401,404)	85%	(1,708,840)	87%	(1,671,371)	88%
Selling, general and administrative expenses	(33,206)	7%	(30,466)	6%	(130,102)	7%	(119,131)	6%
Loss on divested assets	(40,159)	9%	-	-	(40,159)	2%	-	-
Impairment of assets	(3,078)	1%	-	-	(8,227)	-	-	-
Total operating costs and expenses	(490,086)	104%	(431,870)	92%	(1,887,328)	96%	(1,790,502)	95%
(Loss) income from operations	(17,768)	4%	38,289	8%	79,811	4%	99,328	5%
Interest expense, net	(8,158)	2%	(11,252)	2%	(39,150)	2%	(44,036)	2%
Debt retirement costs	-	-	-	-	(24,420)	1%	(17,058)	1%
(Loss) earnings before income taxes	(25,926)	5%	27,037	6%	16,241	1%	38,234	2%
Income tax (provision) benefit	(1,321)	-	55,825	12%	(18,556)	1%	68,721	4%
Net (loss) earnings	$(27,247)	6%	$82,862	18%	$(2,315)	-	$106,955	6%
Net (loss) earnings per common share:
Basic	$(1.39)		$3.91		$(0.11)		$4.84
Diluted	(1.39)		3.87		(0.11)		4.80
Average shares outstanding (in thousands):
Basic	19,565		21,188		20,130		22,081
Diluted	19,565		21,401		20,130		22,264

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	December 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash	$27,331	$23,675
Restricted cash	1,500	1,500
Short-term investments	50,000	70,000
Receivables, net	133,914	158,874
Taxes receivable	1,255	10,503
Inventories	286,626	267,788
Deferred tax assets	21,760	37,538
Prepaid expenses	4,191	5,523
Total current assets	526,577	575,401

Property, plant and equipment, net	810,987	884,698
Goodwill	209,087	229,533
Intangible assets, net	24,956	40,778
Pension assets	4,738	4,488
Other assets, net	9,583	9,927
TOTAL ASSETS	$1,585,928	$1,744,825

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$215,826	$190,648
Current liability for pensions and other postretirement employee benefits	7,915	8,778
Total current liabilities	223,741	199,426

Long-term debt	575,000	650,000
Liability for pensions and other postretirement employee benefits	118,464	109,807
Other long-term obligations	56,856	52,942
Accrued taxes	2,696	2,658
Deferred tax liabilities	111,634	124,898
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	568,400	663,187
Accumulated other comprehensive loss, net of tax	(70,863)	(58,093)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,585,928	$1,744,825

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	For the Years Ended December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(2,315)	$106,955
Adjustments to reconcile net (loss) earnings to net cash flows from operating activities:
Depreciation and amortization	90,145	90,272
Equity-based compensation expense	12,790	10,960
Impairment of assets	8,227	-
Deferred tax provision	13,813	5,629
Employee benefit plans	2,115	10,131
Deferred issuance costs and discounts on long-term debt	6,141	4,964
Loss on divested assets	29,059	-
Disposal of plant and equipment, net	959	1,493
Non-cash adjustments to unrecognized taxes	38	(75,308)
Changes in working capital, net	(12,248)	(15,022)
Changes in taxes receivable, net	9,248	10,325
Excess tax benefits from equity-based payment arrangements	(864)	-
Changes in non-current accrued taxes, net	290	569
Funding of qualified pension plans	(16,955)	(15,050)
Other, net	(1,343)	439
Net cash flows from operating activities	139,100	136,357

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	20,000	(50,000)
Additions to plant and equipment	(93,028)	(90,593)
Proceeds from divested assets	107,740	-
Proceeds from sale of assets	975	-
Net cash flows from investing activities	35,687	(140,593)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	300,000	275,000
Repayment of long-term debt	(375,000)	(150,000)
Purchase of treasury stock	(100,000)	(100,000)
Payments for long-term debt issuance costs	(3,002)	(4,837)
Payment of tax withholdings on equity-based payment arrangements	(1,523)	(4,831)
Excess tax benefits from equity-based payment arrangements	864	-
Other, net	7,530	-
Net cash flows from financing activities	(171,131)	15,332
Increase in cash	3,656	11,096
Cash at beginning of period	23,675	12,579
Cash at end of period	$27,331	$23,675

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				For the Years Ended
	December 31,				December 31,
	2014		2013		2014		2013
Segment net sales[1]:
Consumer Products	$291,643	62%	$282,147	60%	$1,183,385	60%	$1,149,692	61%
Pulp and Paperboard	180,675	38%	188,012	40%	783,754	40%	740,138	39%
Total segment net sales	$472,318	100%	$470,159	100%	$1,967,139	100%	$1,889,830	100%

Operating income (loss):
Consumer Products	$9,414	53%	$14,415	38%	$34,131	43%	$52,799	53%
Loss on divested assets	(40,159)	226%	-	-	(40,159)	50%	-	-
Pulp and Paperboard	28,158	158%	37,167	97%	144,171	181%	95,781	96%
	(2,587)		51,582		138,143		148,580
Corporate	(15,181)	85%	(13,293)	35%	(58,332)	73%	(49,252)	50%
(Loss) income from operations	$(17,768)	100%	$38,289	100%	$79,811	100%	$99,328	100%

[1]

In 2013, pulp not utilized internally was sold by the Pulp and Paperboard segment to external customers resulting in net sales of $3.3 million and $5.8 million, respectively, during the three and twelve months ended December 31, 2013. Commencing in 2014, the majority of excess pulp is sold by the Consumer Products segment and totaled $2.1 million, of which $0.5 million was sold during the fourth quarter.

Clearwater Paper Corporation
Reconciliation of Consolidated Net (loss) Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net (loss) earnings	$(27,247)	$82,862	$(2,315)	$106,955
Add back:
Interest expense, net[1]	8,158	11,252	63,570	61,094
Income tax provision (benefit)	1,321	(55,825)	18,556	(68,721)
Depreciation and amortization expense	23,606	22,688	90,145	90,272
EBITDA[2]	$5,838	$60,977	$169,956	$189,600

Directors' equity-based compensation expense	$2,010	$1,392	$4,606	$4,084
Costs associated with Thomaston facility closure	91	3,064	1,257	5,977
Costs associated with Long Island facility closure	3,771	-	18,813	-
Costs\loss associated with optimization and sale of the specialty mills	39,735	-	40,801	-
Loss on impairment of Clearwater Fiber intangible asset	3,078	-	3,078	-
Adjusted EBITDA[3]	$54,523	$65,433	$238,511	$199,661

[1]	Interest expense, net for the years ended December 31, 2014 and 2013 includes debt retirement costs of $24.4 million and $17.1 million, respectively.
[2]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[3]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP net (loss) earnings	$(27,247)	$82,862	$(2,315)	$106,955
Special items, after-tax[1]:
Debt retirement costs	-	-	15,777	10,781
Directors' equity-based compensation expense	1,322	976	2,981	2,685
Costs associated with Thomaston facility closure	60	2,149	809	3,944
Costs associated with Long Island facility closure	2,480	-	12,136	-
Costs\loss associated with optimization and sale of the specialty mills	36,338	-	37,027	-
Discrete tax items related to state tax rate changes	-	-	1,388	-
Discrete tax items related to release of uncertain tax positions	-	(62,798)	-	(67,457)
Discrete tax items related to AFMTC/CBPC credit conversions	-	(66)	-	(9,832)
Discrete tax items related to additional CBPC	-	-	-	(3,495)
Loss on impairment of Clearwater Fiber intangible asset	2,024	-	2,024	-
Adjusted net earnings[2]	$14,977	$23,123	$69,827	$43,581

GAAP net (loss) earnings per diluted share	$(1.39)	$3.87	$(0.11)	$4.80
Special items, after-tax[1]:
Debt retirement costs	-	-	0.78	0.48
Directors' equity-based compensation expense	0.07	0.05	0.15	0.12
Costs associated with Thomaston facility closure	-	0.10	0.04	0.18
Costs associated with Long Island facility closure	0.13	-	0.60	-
Costs\loss associated with optimization and sale of the specialty mills	1.86	-	1.84	-
Discrete tax items related to state tax rate changes	-	-	0.07	-
Discrete tax items related to release of uncertain tax positions	-	(2.93)	-	(3.03)
Discrete tax items related to AFMTC/CBPC credit conversions	-	-	-	(0.44)
Discrete tax items related to additional CBPC	-	-	-	(0.16)
Loss on impairment of Clearwater Fiber intangible asset	0.10	-	0.10	-
Adjusted net earnings per diluted share[2]	$0.77	$1.09	$3.47	$1.96
[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
Investors:
Robin Yim, 509-344-5906